Etsy, Inc. Reports Third Quarter 2019 Financial Results
Reports Consolidated Year-Over-Year GMS Growth of 30.1%; Revenue Growth of 31.6%;
Raises Full-Year Guidance for GMS and Revenue Growth to reflect the acquisition of Reverb

Brooklyn, NY - October 30, 2019 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced financial results for its third quarter ended September 30, 2019.
“During the third quarter we launched several transformative initiatives to serve as the building blocks for long-term, sustainable growth,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “The core Etsy marketplace continued to perform well, with third quarter GMS and revenue growth of approximately 22% and 28% respectively. Through innovative solutions such as Etsy Ads and our new free shipping initiative, we are continuing to improve the core marketplace for buyers, while enhancing value for sellers and helping them grow. We are just beginning to see the impact of these initiatives, which we believe further our competitive advantages and will have a more meaningful contribution to our results in 2020 and beyond.”
Third Quarter 2019 Financial Summary
(in thousands except percentages; unaudited)
The financial results of Reverb have been included in our consolidated financial results (“Consolidated”) from August 15, 2019 (the date of acquisition). The unaudited key operating and financial metrics we use are:

	Three Months Ended September 30,		% Growth (Decline) Y/Y		Nine Months Ended September 30,		% Growth Y/Y
	2019	2018			2019	2018
GMS (1)	$1,200,371	$922,513	30.1%		$3,319,228	$2,685,273	23.6%
Revenue (2)	$197,947	$150,366	31.6%		$548,381	$403,665	35.9%
Marketplace revenue	$140,966	$110,927	27.1%		$401,499	$290,200	38.4%
Services revenue	$56,319	$38,194	47.5%		$144,386	$110,306	30.9%
Net income	$14,801	$19,894	(25.6)%		$64,603	$36,240	78.3%
Adjusted EBITDA	$42,076	$34,035	23.6%		$131,644	$88,151	49.3%

Active sellers (3)	2,592	2,043	26.9%		2,592	2,043	26.9%
Active buyers (3)	44,807	37,134	20.7%		44,807	37,134	20.7%
Percent mobile GMS	59%	56%	300	bps	59%	55%	400	bps
Percent international GMS (1)	36%	35%	100	bps	38%	35%	300	bps

(1)
GMS for the three and nine months ended September 30, 2019 includes Reverb’s GMS of $76.9 million. Consolidated percent international GMS, includes Reverb’s percent international GMS of 17% for both the three and nine months ended September 30, 2019, and is determined based on the Reverb GMS of $76.9 million. GMS for the core Etsy marketplace on a standalone basis for the three and nine months ended September 30, 2019 was $1.1 billion and $3.2 billion, respectively.

(2)
Revenue for the three and nine months ended September 30, 2019, includes Reverb’s revenue of $6.0 million. Revenue for the core Etsy marketplace on a standalone basis for the three and nine months ended September 30, 2019 was $191.9 million and $542.4 million, respectively.

(3)
Active sellers and active buyers include Reverb’s active sellers and active buyers of 155 thousand and 594 thousand, respectively, as of September 30, 2019. Reverb active sellers and active buyers are sellers and buyers who have incurred at least one charge or made at least one purchase, respectively, from Reverb in the last 12 months. Active sellers and active buyers for the core Etsy marketplace on a standalone basis were approximately 2.4 million and 44.2 million, respectively.

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.
“During the third quarter of 2019 we delivered solid top and bottom line results and generated another $47 million of operating cash flow,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “Investments in our core business, significant new initiatives and the acquisition of Reverb are helping establish a great foundation for continued profitable growth.”

Third Quarter 2019 Highlights
The following operational highlights include results related to the Etsy.com marketplace and do not include Reverb results:

•
In July, we began providing Etsy.com sellers with tools and support that enable them to offer free shipping on orders of $35 or more to U.S. buyers. In September, we launched a campaign to notify our buyers of the new program, highlighting shops that are offering free shipping on their orders. As of the end of the third quarter, 62% of items on the Etsy marketplace offered free shipping to U.S. buyers and 74% of U.S. listing views were eligible to ship for free.

•
We migrated Etsy sellers who previously used Promoted Listings and/or Google Shopping to Etsy Ads in the third quarter. We continue to optimize between channels targeting a return on their ad spend and to-date, we have seen negligible budget churn from sellers.

•
As a result of migrating our search efforts to Google Cloud, we made a foundational upgrade to our ranking algorithms, which will enable Etsy to provide more relevant search results to buyers on Etsy.com. In addition, we continued to improve our mobile app, began highlighting items that are similar to items buyers have made a favorite in the past, launched variation photos, and integrated several shipping solutions, all geared to helping improve the overall shopping experience. We also launched a regional sales feature, which allows for sellers to set a country-specific sale, with a focus on their domestic listings.

•
During the third quarter, we launched a new national television campaign for Etsy, which features holiday gifting experiences and will be tested, with a localized version, in the United Kingdom as well during the holiday season. Leveraging our learnings from prior campaigns, we will optimize for reach, frequency and return as we head into the busiest shopping period of the year.

•	In the third quarter, active buyers and active sellers increased 19.1% and 19.3% year-over-year, respectively. We acquired approximately 4.2 million new buyers in the third quarter.

•
For the Etsy marketplace, GMS from paid channels was approximately 14% of overall GMS in the third quarter, contracting approximately 250 basis points compared to the third quarter of 2018, and about 40 basis points compared to last quarter as we resumed our television campaign which drives more organic traffic.

•
As we continue to shift our marketing spend up-funnel to drive frequency, organic GMS as a percentage of overall GMS for the Etsy marketplace has expanded from 80% in the fourth quarter of 2018 to 86% in the third quarter.

•	Etsy’s GMS per active buyer on a trailing 12-month basis grew for the sixth consecutive quarter and on a 2-year basis increased nearly 4%, evidence of our continued progress improving frequency.

•
International GMS grew approximately 31% year over year and was 38% of total GMS. U.S. domestic GMS growth accelerated for the second consecutive quarter to nearly 17%. U.S. buyer GMS, a metric that includes a U.S. buyer who made a purchase from an international seller, grew 21% in the third quarter, reflecting the positive impact our U.S. marketing campaigns have on U.S. buyer demand.

•
On August 15, 2019, we completed the acquisition of Reverb, a privately held marketplace for new, used and vintage music gear for approximately $271.4 million in cash, net of cash acquired. From the acquisition date through the end of the third quarter, Reverb generated $76.9 million in GMS. Percent international GMS was approximately 17%. These operational metrics drove $6.0 million in revenue resulting in a take rate of 7.8%. At the end of the third quarter, Reverb active buyers and active sellers totaled 594 thousand and 155 thousand, respectively.

Third Quarter 2019 Consolidated Financial Results

•
Total revenue was $197.9 million for the third quarter of 2019, which included $6.0 million related to the results of Reverb, up 31.6% year-over-year, driven by growth in both Marketplace and Services revenue.

•
Gross profit for the third quarter of 2019 was $129.0 million, up 24.7% year-over-year, and gross margin was 65.2%, down 360 basis points compared with 68.8% in the third quarter of 2018. The contraction in gross margin was primarily driven by fees related to Etsy Payments, amortization related to our recent acquisition of Reverb, and our consolidated ad platform, Etsy Ads, which we believe is a tailwind to revenue growth and GMS.

•
Total operating expenses were $114.8 million in the third quarter of 2019, up 35.5% year-over-year, and represented 58% of revenue. The increase in operating expenses were driven primarily by marketing expense, specifically the investment in our TV campaign. Marketing expense as a percentage of revenue was 25.3% compared to 26.3% in the third quarter of 2018, a contraction year-over-year and sequentially as we gained leverage driving efficiencies in our marketing spend.

•	Net income for the third quarter of 2019 was $14.8 million, with diluted earnings per share of $0.12.

•
Non-GAAP Adjusted EBITDA for the third quarter of 2019 was $42.1 million and grew 23.6% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by revenue) was 21.3% in the third quarter of 2019, down 130 basis points year-over-year. Adjusted EBITDA performance was driven primarily by year-over-year revenue growth and cost efficiencies in our operating expenses.

•
Cash, cash equivalents, short- and long-term investments were $856.7 million as of September 30, 2019. Under the stock repurchase program approved in November 2018, Etsy repurchased an aggregate of approximately $2.8 million, or 50,721 shares of its common stock in the third quarter of 2019.

•
During the third quarter, Etsy completed a convertible debt offering issuing $650.0 million aggregate principal amount of 0.125% Convertible Senior Notes due 2026 (the “2019 Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The initial conversion price of the 2019 Notes represented a premium of approximately 47.5% over the price of Etsy's common stock as of September 18, 2019 (the date the offering closed). In addition, Etsy initiated a concurrent share repurchase of approximately $124.5 million, or nearly 2.1 million shares, and entered into capped call transactions at 150% premium over the price of Etsy's stock as of September 18, 2019. The capped call transactions are generally expected to reduce potential dilution. The net proceeds of these transactions were approximately $438.7 million after deducting the initial purchaser discount, offering expenses, share repurchase and capped call transaction costs.

2019 Financial Guidance
Etsy has updated its 2019 financial guidance to incorporate the impact of Reverb’s business for the period from August 15-December 31, 2019.

	2019 Guidance	2019 Revised Guidance
	August 1, 2019	October 30, 2019
GMS Year-Over-Year Growth	20-22%	25-26%
	~$4.7B - $4.8B	~$4.9B - $5.0B
Revenue Year-Over-Year Growth	32-34%	34-35%
	~$797M - $809M	~$809M - $815M
Adjusted EBITDA Margin*	22-24%	22-23%
	~$177M - $193M	~$179M - $187M
*    Assumes the midpoint of our revenue guidance.

We expect Reverb will contribute approximately 5-6% to GMS growth and 2-3% to revenue growth, and will contract Adjusted EBITDA margins as we align Reverb with Etsy’s benefit programs and capitalization guidelines for internal development.
For a summary of the key items that we expect to impact our guidance, please read our Q3 investor presentation that is available on Etsy’s investor relations website, investors.etsy.com.
Etsy is not able, at this time, to provide GAAP targets for net income margin for 2019 because of the unreasonable effort of estimating certain items that are excluded from non-GAAP Adjusted EBITDA margin, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.
Webcast and Conference Call Information
Etsy will host a webcast to discuss these results at 5:00 p.m. ET today. To access the live webcast and accompanying slide deck, please visit the Etsy Investor Relations website, investors.etsy.com, and go to the Investor Events section. To join the call by phone, please dial 1-855-852-1946 (toll free) or 1-720-634-2903 (toll) and use the passcode 5082619. A replay will be available through the same link following the conference call, or by dialing (toll free) 1-855-859-2056 or 1-404-537-3406 (toll) with the passcode 5082619 starting at 8:00 p.m. ET tonight through November 12, 2019.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs. In addition, Etsy, Inc. owns Reverb, a leading global online marketplace dedicated to buying and selling new, used, and vintage musical instruments.

Etsy's mission is to keep commerce human, and we're committed to using the power of business to strengthen communities and empower people. Our company was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Sr. Manager, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Director, Corporate Communications
press@etsy.com
Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance and key drivers thereof, the impact of our acquisition of Reverb, and the impact of our strategy, marketing and product initiatives on our business and operating results going forward. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the fluctuation of our quarterly operating results; (2) our ability to implement our business strategy; (3) our ability to attract and retain an active and engaged community of sellers and buyers; (4) our history of operating losses; (5) macroeconomic events that are outside of our control; (6) our ability to recruit and retain employees; (7) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (8) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (9) the effectiveness of our marketing efforts; (10) the effectiveness of our mobile solutions for sellers and buyers; (11) our ability to expand our business in our core geographic markets; (12) regulation in the area of privacy and protection of user data; (13) our dependence on third-party payment providers; (14) acquisitions that may prove unsuccessful or divert management attention, including our acquisition of Reverb; and (15) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of September 30, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$671,769	$366,985
Short-term investments	180,170	257,302
Accounts receivable, net	12,494	12,244
Prepaid and other current assets	43,934	22,686
Funds receivable and seller accounts	37,473	21,072
Total current assets	945,840	680,289
Restricted cash	5,341	5,341
Property and equipment, net	153,262	120,179
Goodwill	138,474	37,482
Intangible assets, net	202,102	34,589
Deferred tax assets	22,380	23,464
Long-term investments	4,765	—
Other assets	27,034	507
Total assets	$1,499,198	$901,851
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,416	$26,545
Accrued expenses	70,325	49,158
Finance lease obligations—current	8,770	3,884
Funds payable and amounts due to sellers	37,473	21,072
Deferred revenue	7,434	7,478
Other current liabilities	7,289	3,925
Total current liabilities	154,707	112,062
Finance lease obligations—net of current portion	55,576	2,095
Deferred tax liabilities	83,130	30,455
Facility financing obligation	—	59,991
Long-term debt, net	776,127	276,486
Other liabilities	40,396	19,864
Total liabilities	1,109,936	500,953
Total stockholders’ equity	389,262	400,898
Total liabilities and stockholders’ equity	$1,499,198	$901,851

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$197,947	$150,366	$548,381	$403,665
Cost of revenue	68,949	46,947	180,212	133,651
Gross profit	128,998	103,419	368,169	270,014
Operating expenses:
Marketing	50,098	39,516	131,536	94,651
Product development	32,465	24,418	86,177	68,707
General and administrative	32,203	20,748	86,733	61,359
Total operating expenses	114,766	84,682	304,446	224,717
Income from operations	14,232	18,737	63,723	45,297
Other expense, net	(4,143)	(4,141)	(5,828)	(13,095)
Income before income taxes	10,089	14,596	57,895	32,202
Benefit for income taxes	4,712	5,298	6,708	4,038
Net income	$14,801	$19,894	$64,603	$36,240
Net income per share attributable to common stockholders:
Basic	$0.12	$0.17	$0.54	$0.30
Diluted	$0.12	$0.15	$0.51	$0.29
Weighted-average common shares outstanding:
Basic	120,351,095	119,870,711	120,090,291	120,469,066
Diluted	126,243,168	129,086,137	126,471,364	126,497,281

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$64,603	$36,240
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	31,056	23,987
Depreciation and amortization expense	32,760	19,116
Bad debt expense	7,464	3,617
Foreign exchange loss	25	2,717
Other non-cash losses, net	9,836	6,914
Deferred income taxes	(6,708)	(4,038)
Changes in operating assets and liabilities	(10,697)	8,323
Net cash provided by operating activities	128,339	96,876
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(271,353)	—
Cash paid for asset acquisition and intangible assets	(1,898)	(35,323)
Purchases of property and equipment	(5,889)	(442)
Development of internal-use software	(6,242)	(13,674)
Purchases of marketable securities	(318,221)	(359,182)
Sales of marketable securities	395,348	164,443
Net cash used in investing activities	(208,255)	(244,178)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(23,605)	(17,136)
Repurchase of stock	(154,790)	(89,661)
Proceeds from exercise of stock options	8,934	15,573
Proceeds from issuance of convertible senior notes	650,000	345,000
Payment of debt issuance costs	(11,142)	(9,962)
Purchase of capped call	(76,180)	(34,224)
Payments on finance lease obligations	(8,177)	(4,748)
Payments on facility financing obligation	—	(7,817)
Other financing, net	3,148	3,977
Net cash provided by financing activities	388,188	201,002
Effect of exchange rate changes on cash	(3,488)	(6,415)
Net increase in cash, cash equivalents, and restricted cash	304,784	47,285
Cash, cash equivalents, and restricted cash at beginning of period	372,326	320,783
Cash, cash equivalents, and restricted cash at end of period	$677,110	$368,068

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
September 30, 2019	30.1%	31.1%	(1.0)%	23.6%	26.1%	(2.5)%
June 30, 2019	21.4%	22.8%	(1.4)%	20.2%	21.7%	(1.5)%
March 31, 2019	18.9%	20.6%	(1.7)%	18.9%	20.6%	(1.7)%
December 31, 2018	22.3%	23.1%	(0.8)%	20.8%	20.4%	0.4%
September 30, 2018	20.4%	20.8%	(0.4)%	20.2%	19.2%	1.0%
Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; benefit for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss; acquisition-related expenses; non-ordinary course disputes; and restructuring and other exit expense (income). Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss;

•	Adjusted EBITDA does not reflect acquisition-related expenses;

•	Adjusted EBITDA does not consider the impact of non-ordinary course disputes;

•	Adjusted EBITDA does not consider the impact of restructuring and other exit expense (income); and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(in thousands)
Net income	$14,801	$19,894	$64,603	$36,240
Excluding:
Interest and other non-operating expense, net (1)	2,194	3,768	4,749	10,122
Benefit for income taxes	(4,712)	(5,298)	(6,708)	(4,038)
Depreciation and amortization (1)	12,808	6,439	32,760	19,116
Stock-based compensation expense (2)	12,137	8,916	31,056	23,987
Foreign exchange loss (3)	1,949	373	1,079	2,973
Acquisition-related expenses (4)	1,735	—	2,941	—
Non-ordinary course disputes	1,164	—	1,164	—
Restructuring and other exit income	—	(57)	—	(249)
Adjusted EBITDA	$42,076	$34,035	$131,644	$88,151

(1)
Included in interest and depreciation expense amounts above, are interest and depreciation expense related to our headquarters lease. As part of the adoption of ASU 2016-02—Leases in the first quarter of 2019, we now account for our headquarters as a financing lease. Previously, we accounted for our headquarters under build-to-suit accounting requirements. In the three and nine months ended September 30, 2019 and 2018, those amounts are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(in thousands)
Interest expense	$660	$2,249	$2,033	$6,748
Depreciation	2,197	819	6,592	2,457

(2)	Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

	(in thousands)
Cost of revenue	$1,574	$894	$4,129	$2,367
Marketing	1,196	642	2,550	1,819
Product development	5,752	4,697	14,566	11,361
General and administrative	3,615	2,683	9,811	8,440
Total stock-based compensation expense	$12,137	$8,916	$31,056	$23,987

(3)	Foreign exchange loss is primarily driven by the U.S. Dollar to Euro exchange rate fluctuations on our intercompany and other non-functional currency balances.

(4)	Acquisition-related expenses are expenses related to our acquisition of Reverb.